Exhibit 99.1
FORM OF INSTRUCTIONS
FOR USE OF
SEAPORT ENTERTAINMENT GROUP INC.
SUBSCRIPTION RIGHTS CERTIFICATES
CONSULT THE INFORMATION AGENT,
YOUR BANK OR BROKER AS TO ANY
QUESTIONS
The following instructions relate to a rights offering (the “rights offering”) by Seaport Entertainment Group Inc., a Delaware corporation (the “Company”), to the holders of record (the “record holders”) of its common stock, par value $0.01 per share (the “common stock”), as described in the Company’s registration statement on Form S-1 initially filed with the Securities and Exchange Commission (the “Commission”) on May 24, 2024, as amended (Registration No. 333-279690) (the “Registration Statement”) and a prospectus dated          , 2024 filed with the Commission (the “Prospectus”). Record holders of common stock as of 5:00 p.m., Eastern Time, on          , 2024 (the “record date”) are receiving transferable subscription rights (the “rights”) to purchase shares of the Company’s common stock. An aggregate of up to 7,000,000 shares of common stock are being offered by the Registration Statement and the Prospectus. Each Record Holder will receive one right for every share of common stock owned of record as of the record date.
The rights will expire, if not exercised, by 5:00 p.m. Eastern Time on          , 2024 (the “expiration date”), unless extended by the Company. After the expiration date, unexercised rights will be null and void. The Company will not be obligated to honor any purported exercise of rights received by Computershare Trust Company, N.A. (the “subscription agent”) after 5:00 p.m. Eastern Time on the expiration date, regardless of when the documents relating to such exercise were sent. If the Company’s board of directors extends the rights offering, the Company will issue a press release notifying stockholders of the extension of the expiration date as promptly as practical, but in no event later than 9:00 a.m. Eastern Time on the next business day following the most recently announced expiration date. The rights are evidenced by subscription rights certificates (the “subscription rights certificates”).
Each right allows the holder thereof to subscribe for          shares of common stock (the “basic subscription right”) at the subscription price of $25.00 per whole share of common stock (the “subscription price”). Fractional rights will not be issued. As an example, if you owned 1,000 shares of common stock as of the record date, you would receive 1,000 rights pursuant to your basic subscription right, and you would have the right to purchase          shares of common stock in the rights offering pursuant to your basic subscription right. Any fractional shares of common stock created by the exercise of subscription rights will be rounded down to the nearest whole share.
In addition, rights holders who fully exercise their basic subscription right will be entitled to subscribe for additional shares of common stock that remain unsubscribed as a result of any unexercised basic subscription rights (the “over-subscription privilege”), subject to the ownership limitation described in the Prospectus. The over-subscription privilege allows a rights holder to subscribe for additional shares of common stock at the subscription price per share on a pro rata basis if any shares are not purchased by other holders of subscription rights under their basic subscription rights as of the expiration date. “Pro rata” means in proportion to the number of shares of our common stock that you and the other subscription rights holders have purchased by exercising your basic subscription rights.
You may exercise your over-subscription privilege only if you have exercised your basic subscription right in full and other holders of rights do not exercise their basic subscription rights in full. If there are not enough shares of common stock to satisfy all subscriptions made under the over-subscription privilege, the Company will allocate the remaining shares of common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. For purposes of determining if you have fully exercised your basic subscription right, the Company will consider only the basic subscription right held by you in the same capacity. See “The Rights Offering— Subscription Rights” in the Registration Statement and the Prospectus.
The number of rights to which you are entitled is printed on the face of your subscription rights certificate. You should indicate your wishes with regard to the exercise of your rights by completing the appropriate portions of your subscription rights certificate and returning the certificate to the subscription agent pursuant to the procedures described in the Registration Statement and the Prospectus.
The Company will not issue shares of common stock to you pursuant to the rights offering if doing so would cause you (or you and other holders acting as a group) to violate the ownership limitation described in the Prospectus. If you acquire additional rights the exercise of which would cause you to violate the ownership limitation, the Company reserves the right to reject your exercise of those rights in full or the Company may accept your exercise of those rights only to the extent that the exercise will not violate the ownership limitation. Such determinations will be made in the Company’s sole and absolute discretion. See “The Rights Offering—Ownership Limitation” in the Registration Statement and the Prospectus.
YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT, BY PERSONAL CHECK PAYABLE TO “COMPUTERSHARE TRUST COMPANY, N.A.” OR BY WIRE TRANSFER TO “COMPUTERSHARE TRUST COMPANY, N.A.,” MUST BE ACTUALLY RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE 5:00 P.M. EASTERN TIME, ON THE EXPIRATION DATE. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION RIGHT AND THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.
1.    Method of Subscription-Exercise of Rights
To exercise rights, complete your subscription rights certificate and send the properly completed and executed subscription rights certificate evidencing such rights, together with payment in full of the subscription price for each share of common stock subscribed for pursuant to the basic subscription right and the over-subscription privilege, to the subscription agent so that it will be actually received by the subscription agent on or prior to 5:00 p.m. Eastern Time on the expiration date. The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other rights holders until the Company issues your shares of common stock upon completion of the rights offering, and after all pro rata allocations and adjustments have been completed and upon payment of the subscription price for such shares. All payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by personal check payable to “Computershare Trust Company, N.A.” or by wire transfer to “Computershare Trust Company, N.A.,” with reference to the subscription rights holder’s name. Please also reference your subscription rights certificate number on your check. Payments will be deemed to have been received by the subscription agent only upon receipt by the subscription agent of a personal check payable to “Computershare Trust Company, N.A.” or by wire transfer to “Computershare Trust Company, N.A.,” with reference to the subscription rights holder’s name.
The subscription rights certificate and payment of the subscription price must be delivered to the subscription agent by one of the methods described below:
By First Class Mail:
Computershare
c/o Voluntary Corporate Actions; COY: SEG
P.O. Box 43011
Providence, RI 02940-3011
By Registered, Certified or Express Mail or Overnight Courier:
Computershare
c/o Voluntary Corporate Actions; COY: SEG
150 Royall Street, Suite V
Canton, MA 02021
Telephone Number for Confirmation:
Georgeson LLC: (866) 410-6525

Delivery to any address or by a method other than those set forth above will not constitute valid delivery.
If you have any questions, require assistance regarding the method of exercising rights or require additional copies of relevant documents, please contact the information agent, Georgeson LLC, at:
(866) 410-6525
When making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the subscription rights certificate on your behalf.
Banks, brokers, and other nominee holders of rights who exercise the basic subscription right and the over-subscription privilege on behalf of beneficial owners of rights will be required to certify to the subscription agent and the Company, in connection with the exercise of the over-subscription privilege, as to the aggregate number of rights that have been exercised and the number of shares of common stock that are being subscribed for pursuant to the over-subscription privilege, by each beneficial owner of rights (including such nominee itself) on whose behalf such nominee holder is acting. If there are not enough shares of common stock to satisfy all subscriptions made under the over-subscription privilege, the Company will allocate the remaining shares of common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. “Pro rata” means in proportion to the number of shares of our common stock that you and the other subscription rights holders have purchased by exercising your basic subscription rights.
If the aggregate subscription price paid by you is insufficient to purchase the number of shares of common stock subscribed for, or if no number of shares of common stock to be purchased is specified, then you will be deemed to have exercised your rights under the basic subscription right to purchase shares of common stock to the full extent of the payment tendered.
If the aggregate subscription price paid by you exceeds the amount necessary to purchase the number of shares of common stock for which you have indicated an intention to subscribe, then the remaining amount will be returned to you by via check, without interest or deduction, promptly after the expiration date and after all pro rata allocations and adjustments contemplated by the terms of the rights offering have been effected.
2.    Issuance of Common Stock
Promptly following the expiration of the rights offering, and the valid exercise of rights pursuant to the basic subscription right and over-subscription privilege, and after all pro rata allocations and adjustments contemplated by the terms of the rights offering have been effected, the following deliveries and payments will be made to the address shown on the face of your subscription rights certificate, or, if you hold your shares in book-entry form, such deliveries and payments will be in the form of a credit to your account, unless you provide instructions to the contrary in your subscription rights certificate:
a.Basic Subscription Right: The subscription agent will deliver to each exercising rights holder the number of shares of common stock purchased pursuant to the basic subscription right. See “The Rights Offering—Subscription Rights—Basic Subscription Right” in the Registration Statement and the Prospectus.
b.Over-Subscription Privilege: The subscription agent will deliver to each rights holder who validly exercises the over-subscription privilege the number of shares of common stock, if any, allocated to such rights holder pursuant to the over-subscription privilege (and after all pro rata allocations and adjustments have been completed with respect to the over-subscription and taking into account the guaranteed delivery period). See “The Rights Offering—Subscription Rights—Over-Subscription Privilege” in the Registration Statement and the Prospectus.
c.Excess Cash Payments: The subscription agent will return via check to each rights holder who exercises the over-subscription privilege any excess amount, without interest or deduction, received in payment of the subscription price for shares of common stock that are subscribed for by such rights holder but not allocated to such rights holder pursuant to the over-subscription privilege. See “The Rights Offering—Subscription Rights—Return of Excess Payment” in the Registration Statement and the Prospectus.

3.    Sale or Transfer of Rights.
The rights are transferable and are expected to trade on NYSE American LLC (“NYSE American”) until the close of trading on the NYSE American on          , 2024, the last business day prior to the scheduled expiration date of this rights offering (or, if the offer is extended, on the business day immediately preceding the extended expiration date). As a result, you may transfer or sell your rights if you do not want to purchase any shares of common stock.
4.    Fees and Expenses
The Company will pay all customary fees and expenses of the subscription agent and the information agent related to their acting in such roles in connection with the rights offering. The Company has also agreed to indemnify the subscription agent and the information agent from certain liabilities that they may incur in connection with the rights offering.
5.    Execution
a.Execution by Registered Holder. The signature on the subscription rights certificate must correspond with the name of the registered holder exactly as it appears on the face of the subscription rights certificate without any alteration, enlargement or change. Persons who sign the subscription rights certificate in a representative or other fiduciary capacity on behalf of a registered holder must indicate their capacity when signing and, unless waived by the subscription agent in its sole and absolute discretion, must present to the subscription agent satisfactory evidence of their authority so to act.
b.Execution by Person Other than Registered Holder. If the subscription rights certificate is executed by a person other than the holder named on the face of the rights certificate, proper evidence of authority of the person executing the subscription rights certificate must accompany the same unless, for good cause, the subscription agent dispenses with proof of authority.
c.Signature Guarantees. If you are neither a registered holder (or signing in a representative or other fiduciary capacity on behalf of a registered holder) nor an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, your signature must be guaranteed by such an eligible institution.
6.    Method of Delivery to Subscription Agent.
The method of delivery of subscription rights certificates and payment of the subscription price to the subscription agent will be at the election and risk of the rights holder, and it is recommended that such certificates and payments be sent by traceable or overnight mail, properly insured, with return receipt requested and that a sufficient number of days be allowed to ensure delivery to the subscription agent and the clearance of payment prior to 5:00 p.m. Eastern Time on the expiration date.
7.    Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.
In the case of rights that are held of record through The Depository Trust Company (“DTC”) or are held in “street name” with DTC participants, exercises of the basic subscription right and of the over-subscription privilege may be effected by instructing DTC to transfer rights from the DTC account of such holder to the DTC account of the subscription agent, together with certification as to the aggregate number of rights exercised and the number of shares of common stock thereby subscribed for under the basic subscription right and the over-subscription privilege by each beneficial owner of rights on whose behalf such nominee is acting, and payment of the subscription price for each share of common stock subscribed for pursuant to the basic subscription right and the over-subscription privilege. See the Company’s “Letter to Stockholders Who Are Record Holders” and the “Form of Nominee Holder Certification.”

8.    Determinations Regarding the Exercise of Your Rights.
The Company will decide, in its sole discretion, all questions concerning the timeliness, validity, form, and eligibility of the exercise of your rights. Any such determinations by the Company will be final and binding. The Company, in its sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as the Company may determine. The Company will not be required to make uniform determinations in all cases. The Company may reject the exercise of any of your rights because of any defect or irregularity. The Company will not accept any exercise of rights until all irregularities have been waived by the Company or cured by you within such time as the Company decides, in its sole discretion.
Neither the Company, the subscription agent, nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates, and the Company will not be liable for failure to notify you of any defect or irregularity. The Company reserves the right to reject your exercise of rights if it determines that your exercise is not in accordance with the terms of the rights offering, as set forth in the Registration Statement and the Prospectus and these Instructions, or in proper form. The Company will also not accept the exercise of your rights if the issuance of shares of common stock to you could be deemed unlawful under applicable law.